Exhibit 99.1

SOHU.COM Announces Plan to Acquire Go2Map Inc., a Leading Online

Mapping Service Provider in China

BEIJING, CHINA, April 12, 2005 — SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced it has entered into a definitive agreement to acquire Go2Map Inc. and Go2Map Inc.’s affiliate, Beijing Tu Xing Tian Xia Information Consultancy Co., Ltd., collectively referred to as Go2Map, one of the leading online mapping service providers in China. The acquisition will enable SOHU to apply Go2Map’s rich technological expertise in professional location-based information to SOHU’s search engine capabilities as well as online website content.

Go2Map ( http://www.go2map.com ) is one of the leading mapping service solution providers in China. Its mapping information platform enables online mapping services through different Internet/Intranet platforms, mobile phones, call centers and PDAs. Go2Map’s database covers points of interests in 200 cities across China, which has enabled it to develop multiple business applications, including sales of software and map information resources. Go2Map also provides web surfers a free on-line mapping inquiry system in 14 cities.

“Through this acquisition we expect to quickly establish a market position in mapping solutions for nearly 100 million Internet users who increasingly rely on online technology to find city destinations such as government offices, restaurants and hotels, and bus line information. We believe the acquisition will also enhance our overall competitive strength as a portal and search engine as we enrich our online content and search engine with location-based information,” said Charles Zhang, Chairman and CEO of SOHU.

SOHU will pay US$9.3 million in cash to acquire Go2Map, of which US$400,000 has been paid as of the signing of the share purchase agreement, US$8.9 million will be paid upon the closing of the acquisition and an additional amount, not to exceed US$2.5 million, will be paid over 2 years after the closing of the acquisition, subject to the satisfaction and attainment of certain post closing operating and financial milestones of Go2Map.

“This acquisition will benefit both the users and marketing clients of our search engine SoGou. With Go2Map, we can offer our users map-supported local search while our small and medium sized enterprise clients will see the effectiveness of their online marketing effort increase though localization search,” said Jianjun Wang, SOHU’s Vice-President of Search, Games and Technology.

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward- looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues, and the risks associated with integrating a newly-acquired business into SOHU’s existing operations. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.COM Inc. (Nasdaq: SOHU - News) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination http://www.sohu.com ; interactive search engine http://www.sogou.com ; the #1 online alumni club http://www.chinaren.com ; #1 games information portal http://www.17173.com ; top real estate website http://www.focus.cn ; and wireless value-added services provider http://www.goodfeel.com.cn . This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce. SOHU corporate services consist of online advertising on its matrix of websites as well as paid listing and bidding listing on its in-house developed search directory and engine. SOHU also offers three types of consumer services. SOHU offers wireless value-added services such as news, information, ringtone and picture content sent over mobile phones. The company also operates two multi-player online role-playing games and manages a business-to-consumer e-commerce platform.

SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86-10-6272-6596

Email: ir@sohu-inc.com

Web site: http://http://www.sohu.com/about/English